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                                                                    EXHIBIT 99.1

March 3, 2004

Mr. Ian B. Carter
Chairman and CEO
Commonwealth Energy Corporation
15901 Red Hill Avenue, Suite 100
Tustin, CA 92780

Dear Ian,

It is with a heavy heart that I write this letter. As you know, I will be leaving Alameda Power and Telecom to take a new job as the Electric Utility Director at Silicon Valley Power for the City of Santa Clara. The City Attorney for Santa Clara has indicated that he does not advise that I continue as a Board member for Commonwealth Energy Corporation. Additionally, I have found that is very difficult as a city employee to dedicate the time that is necessary for Board and committee membership because work time cannot be utilized for meetings or phone calls. It was difficult enough at Alameda, but, because I had Fridays off, the Board was generous in accommodating my schedule on many, many occasions. Recently, however, the need for a great number of additional meetings has made it impossible for me to be involved at the required level. At Santa Clara, I will have a five day work week and so will be unable to be an active participant at meetings and phone calls during the week, especially those that need to be called at short notice. Therefore, I am submitting this as my resignation effective March 8, 2004. The timing, I realize, is very difficult but the opportunity at Santa Clara is one that I can neither pass up nor delay.

I have truly enjoyed my association with Commonwealth and appreciate the hard work that you have put into the company. Because of your efforts and dedication, Commonwealth has been able to survive at a time when the majority of Energy Service Providers have disappeared from the energy industry. You have been a true champion for the company and its shareholders.

I will continue to follow the fortunes of Commonwealth with great interest, but it will have to be from more of a distance than now. Thank you for the opportunity to serve on the Board with so many dedicated and highly professional individuals.

Sincerely,

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/s/ JUNONA A. JONAS
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Junona A. Jonas

CC.      Robert Perkins
         John F. Della Grotta